Exhibit 10.3

ARCIMOTO, INC.

2021 Director Compensation Plan

As approved by the Board of Directors on December 30, 2020

I.	Purpose

This 2021 Director Compensation Plan (the “Plan”) describes the terms pursuant to which Arcimoto, Inc., an Oregon corporation (the “Company”) will compensate members of its board of directors (the “Board”). The Plan is designed to enable the Company to attract and retain highly qualified personnel as members of its Board who will act in the “best interests” of the Company as defined in the Company’s Articles of Incorporation.

II.	Eligibility

Members of the Board of the Company are eligible participants. The Plan becomes effective January 1, 2021.

III.	Compensation Factors

The following principles should be considered in determining compensation to members of the Board:

A.	Directors should be adequately compensated for their time and efforts.

B.	Compensation should be aligned with the long-term interests of shareholders.

C.	Compensation should motivate directors to appropriately discharge their duties.

D.	Director compensation should be examined and determined on an overall basis, rather than as an array of separate elements.

IV.	Compensation

A.	Schedule of Retainers:

Board Member Retainer:	$50,000 Per Annum (each)
Chairman Retainer:	$25,000 Per Annum
Lead Director Retainer:	$12,500 Per Annum
Audit Committee Chair Retainer:	$ 9,000 Per Annum
Audit Committee Member Retainer:	$ 7,500 Per Annum
Compensation Committee Chair Retainer:	$ 5,000 Per Annum
Compensation Committee Member Retainer:	$ 4,000 Per Annum
Nominating and Governance Chair Retainer:	$ 5,000 Per Annum
Nominating and Governance Member Retainer:	$ 4,000 Per Annum

V.	Payment Options

Retainers will be split and paid to members in equal quarterly installments. Retainers will be paid in the form of Restricted Stock Units under and pursuant to the terms of the Company’s 2018 Omnibus Stock Incentive Plan, as amended, unless another equity plan has been duly adopted in accordance with applicable law and stock exchange requirements, in which case the Company’s Compensation Committee may also elect to issue shares of common stock under such equity plan.

VI.	Partial Termination of Prior Director Compensation Program

The Director Compensation Program adopted January 6, 2020 is terminated as to the amount of compensation paid to Directors and superseded by the provisions of Section IV of this Plan. In all other respects, the Arcimoto, Inc. Deferred Compensation Plan for Directors, dated June 3, 2019, remains in full force and effect.

VII.	Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by its Compensation Committee will be final and binding.